Exhibit 99.2

                             [Microsoft Letterhead]

January 4, 2005


Paul Clark
Chairman and CEO
ICOS Corporation
22021 - 20th Avenue SE
Bothell, WA 98021

Dear Paul,

After much personal deliberation I have decided that it is time for me to resign from the ICOS board of directors. I make this decision reluctantly as I have always enjoyed being a board member and value my association with you and with ICOS.

Joining the ICOS team in 1990 was a great opportunity for me because of my interest in science and the biotechnology business. It's been immensely interesting to have been involved with the company from its early days. I was pleased to have a role, albeit a small one, in recruiting you to the company. ICOS is a great company with an exciting future ahead of it. With any luck the drugs in the pipeline will not only generate great returns for shareholders but also have significant impact in improving health. I plan to be a long term shareholder of the company.

A challenge for me has always been managing my time effectively so that I feel confident about my contributions at Microsoft, my foundation and at home. With this in mind, I have always limited my involvement to only one outside public board. As ICOS matured I was considering when a good time for me to leave the board might be. Just prior to Christmas, Warren Buffet asked me to join the board of directors at Berkshire Hathaway. I agreed and this was announced just a few days later. I hadn't expected this but given my friendship with Warren, and my interest in helping out in any way he ever asks, Berkshire is now my highest priority for board membership.

The ICOS board has always been very capable and the additions made over the last year have just increased that. With your great leadership as CEO, ICOS is well positioned for many future successes.

I will give you a call this week to discuss my departure, plans for timing of an announcement and to understand what kind of formal notice is needed.

Kind regards,

/s/ Bill Gates
Bill Gates